Exhibit 10.5

EMPLOYEE MATTERS AGREEMENT

BY AND AMONG

CASH AMERICA INTERNATIONAL, INC.,

AND

ENOVA INTERNATIONAL, INC.

Dated as of                                 , 2011

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

ARTICLE II GENERAL PRINCIPLES	6
Assumption and Retention of Enova Group Liabilities	6
Assumption and Retention of CAI Group Liabilities	6
No Obligation to Maintain Plans	6
Participation by Enova Group in CAI Benefit Plans following the IPO Effective Date	6
Executive Change-in-Control Severance Agreements	6

ARTICLE III BENEFIT PLAN/PARTICIPATION DURING COVERAGE PERIOD	7
Medical Benefits	7
COBRA and HIPAA	7
Flexible Benefit Plans	8
Savings Plans	9
Deferred Compensation Plans	9
Supplemental Executive Retirement Plans	10
Disability Benefits	10

ARTICLE IV WORKERS’ COMPENSATION LIABILITIES	11
Coverage Prior to IPO Effective Date	11
Coverage for Coverage Period Employees	11

ARTICLE V PAYROLL SERVICES	11
Payroll Processing	11
Payroll Withholding and Reimbursement	11
Payroll Transition	12
Employment Tax Deposits and Reporting	12
Reimbursements by Enova	12

ARTICLE VI EQUITY-BASED AND INCENTIVE COMPENSATION	12
Modification of Awards Granted to Enova Employees under CAI Incentive Plans	12
Acceleration of Awards	13
Assumption of Awards	13
Restricted Stock Units	13
Performance Unit Awards	13
Grants Made on or After the IPO Effective Date	14

ARTICLE VII ADMINISTRATIVE PROVISIONS	14
Administrative Expenses Not Chargeable to a Trust	14
Sharing of Participant Information	14
Beneficiary Designation	14
Deemed Adoption of Plans	14
Requests for Regulatory Approvals and Opinions	14
Fiduciary Matters	14
Administrative Services	15

ARTICLE VIII EMPLOYMENT-RELATED MATTERS	15

Personnel Records	15
Confidentiality and Proprietary Information	15
No Third-Party Beneficiaries	15
Employment Litigation	15

ARTICLE IX GENERAL PROVISIONS	15
Effect if IPO Does Not Occur	15
Construction	15
Relationship of Parties	16
Guarantees	16
Dispute Resolution	16
Governing Law	16
Assignment	16
Survivability	17
Amendment	17
Conflict	17
Counterparts	17
Authority	17
Waiver	17
Notices	18

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is entered into on                      2011, by and among Cash America International, Inc., a Texas corporation (“CAI”), and Enova International, Inc., a Delaware corporation (“Enova”).

RECITALS

WHEREAS, CAI owns all of the currently issued and outstanding common stock of Enova;

WHEREAS, Enova intends to consummate an initial public offering (the “IPO”) of its common stock;

WHEREAS, upon completion of the IPO, CAI will cease to own a majority of the outstanding common stock of Enova;

WHEREAS, as part of the foregoing, the parties desire to enter into this Agreement to allocate between and among them the assets, liabilities and responsibilities with respect to certain employee compensation, benefits plan and other employee-related matters;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Wherever used in this Agreement, the following terms when used with an initial capital letter will have the meanings indicated below, unless a different meaning is plainly required by the context. The singular will include the plural, unless the context indicates otherwise.

A. “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person controlled, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, on and after the IPO Effective Date, no member of the Enova Group will be deemed to be an Affiliate of any member of the CAI Group, and no member of the CAI Group will be deemed to be an Affiliate of any member of the Enova Group.

B. “CAI Benefit Plan” means any Plan sponsored, maintained or contributed to by any member of the CAI Group immediately prior to the consummation of the IPO.

C. “CAI Common Stock” means a share of CAI’s common stock, par value $0.10 per share.

D. “CAI Compensation Committee” means the Management Development and Compensation Committee of the Board of Directors of CAI.

E. “CAI Controlled Group” means CAI and any corporation or other entity that is required to be aggregated with CAI under Code Section 414(b) or (c).

F. “CAI Employee” means an active employee or an employee on vacation or on approved leave of absence who, on the IPO Effective Date, is employed by or will be employed by any member of the CAI Group.

G. “CAI Flexible Benefit Plans” means the following plans maintained by CAI or an Affiliate of CAI with respect to employees: (i) a Code Section 125 cafeteria plan that allows employees to pay certain benefit premiums on a pre-tax basis and (ii) the CAI FSAs.

H. “CAI FSAs” means the following plans maintained by CAI or an Affiliate of CAI with respect to employees: (i) a dependent care spending account plan, and (ii) a healthcare spending account plan.

I. “CAI Group” means CAI, each current and former direct or indirect subsidiary of CAI, and each Person that becomes a direct or indirect subsidiary of CAI on or after the IPO Effective Date, but excluding any members of the Enova Group.

J. “CAI Long-Term Incentive Plans” means the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as Amended, the Cash America International, Inc. 2008 Long-Term Incentive Plan for Cash America Net Holdings, LLC and the Cash America International, Inc. 2009 Long-Term Incentive Plan for Primary Innovations, LLC.

K. “CAI Medical Plan” means a Code Section 105 group health plan (within the meaning of Code Section 9832(b), including health, dental and vision benefits) sponsored by CAI.

L. “CAI NSP” means the Cash America International, Inc. Nonqualified Savings Plan, a nonqualified deferred compensation plan providing benefits to a select group of key management or highly compensated employees.

M. “CAI Savings Plan” means the Cash America International, Inc. 401(k) Savings Plan.

N. “CAI SERP” means the Cash America International, Inc. Supplemental Executive Retirement Plan.

O. “CAI Short-Term Incentive Plans” means the Cash America International, Inc. Senior Executive Bonus Plan and the Cash America annual short-term incentive plan for certain employees other than executive officers.

P. “COBRA” means the continuation coverage requirements under Code Section 4980B and Part 6 of Title I of ERISA.

Q. “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

R. “Continuing Employee” means an Enova Employee who remains employed by any member of the Enova Group following the IPO Effective Date.

S. “Coverage Period” means the period from the IPO Effective Date through 11:59 p.m. on the last day of the calendar quarter that ends at least 75 days after the later of (i) the IPO Effective Date, or (ii) the date on which Enova ceases to be a member of the CAI Controlled Group. The Coverage Period applicable to the Payroll Services or to any particular CAI Benefit Plan may be amended upon the written agreement of the parties hereto in the manner more particularly described in Section II(D) below with respect to CAI Benefit Plans and the Payroll Services.

T. “Coverage Period Employees” means the Continuing Employees and New Hires.

U. “Dual Coverage Period Employee” means a Coverage Period Employee who is a CAI Employee on the IPO Effective Date and continues to be a CAI Employee after the IPO Effective Date.

V. “Dual Transitioned Employee” means a Transitioned Employee who is a CAI Employee on the IPO Effective Date and continues to be a CAI Employee after the applicable Transition Date.

W. “Enova Benefit Plan” means any Plan to be adopted and maintained by Enova or an Affiliate of Enova as contemplated in this Agreement, excluding any CAI Benefit Plan.

X. “Enova Common Stock” means a share of Enova’s common stock, par value $0.00001 per share.

Y. “Enova Compensation Committee” means the Management Development and Compensation Committee appointed by the Board of Directors of Enova.

Z. “Enova Controlled Group” means Enova and any corporation or other entity that is required to be aggregated with Enova under Code Section 414(b) or (c) on or after the applicable Transition Date.

AA. “Enova Employee” means an active employee or an employee on vacation or on approved leave of absence who, on the IPO Effective Date, is employed by or will be employed by any member of the Enova Group.

BB. “Enova Employee Premium Amount” means, for each Coverage Period Employee (and their dependents), an amount equal to the actuarial cost of the coverage used to determine the premium amounts payable by a COBRA beneficiary for the same coverages being provided to such Coverage Period Employee, less the amounts of premiums paid to CAI by such Coverage Period Employee.

CC. “Enova Flexible Benefit Plans” means the following plans maintained by Enova or another member of the Enova Controlled Group with respect to the Transitioned Employees: (i) a Code Section 125 cafeteria plan that allows employees to pay certain benefit premiums on a pre-tax basis and (ii) the Enova FSAs.

DD. “Enova FSAs” means the following plans maintained by Enova or another member of the Enova Controlled Group with respect to the Transitioned Employees: (i) a dependent care spending account plan, and (ii) a health care spending account plan.

EE. “Enova Group” means Enova, its direct and indirect subsidiaries, and each Person that becomes a direct or indirect subsidiary of Enova on or after the IPO Effective Date.

FF. “Enova Medical Plan” means a Code Section 105 group health plan (within the meaning of Code Section 9832(b), including health, dental and vision benefits) maintained by Enova or another member of the Enova Controlled Group.

GG. “Enova NSP” means the nonqualified savings plan maintained by Enova to provide benefits to a select group of key management or highly compensated employees.

HH. “Enova Savings Plan” means the Code Section 401(k) plan adopted by Enova or an Affiliate of Enova.

II. “Enova SERP” means the supplemental executive retirement plan maintained by Enova.

JJ. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

KK. “Former CAI Employee” means, as of the IPO Effective Date, any individual who, prior to the IPO Effective Date, terminated employment with a member of the CAI Group and did not commence employment with a member of the Enova Group.

LL. “Former Enova Employee” means as of the IPO Effective Date, any individual who, prior to the IPO Effective Date, terminated employment with a member of the Enova Group and did not commence employment with a member of the CAI Group.

MM. “HIPAA” means the preexisting condition and creditable coverage provisions of the Health Insurance Portability and Accountability Act of 1996, as amended from time to time.

NN. “IPO” has the meaning as set forth in the Recitals hereto.

OO. “IPO Effective Date” means the first date on which Enova stock is offered for sale to the public under the IPO.

PP. “New Hires” means any individuals hired in the normal course of business during the applicable Coverage Period as employees of any member of the Enova Group.

QQ. “Payroll Services” means the services to be performed by CAI or any member of the CAI Group pursuant to Article V hereof.

RR. “Performance Unit Award” means a performance unit award granted under a CAI Long-Term Incentive Plan.

SS. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

TT. “Plan” means each (i) ”employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (ii) plan that would be an employee benefit plan described in clause (i) of this sentence if it was subject to ERISA, such as foreign plans and plans for directors, (iii) equity bonus, equity ownership, equity option, restricted equity, equity purchase, equity appreciation rights, phantom equity or other equity-based compensation plan or arrangement, (iv) bonus plan or arrangement, incentive award plan or arrangement, deferred compensation agreement or arrangement, change in control or retention plan or arrangement, executive compensation or supplemental income arrangement, personnel policy, vacation policy, severance pay plan, policy or agreement, consulting agreement or employment agreement, and (v) other employee benefit plan, agreement, arrangement, program, practice or understanding.

UU. “Restricted Stock Unit” means a restricted stock unit award granted under a CAI Long-Term Incentive Plan.

VV. “Savings Plan Transfer Date” means a date as soon as administratively feasible after the end of the applicable Coverage Period as of which the parties hereto agree to transfer the assets and liabilities of the applicable Transitioned Employees other than Dual Transitioned Employees under the CAI Savings Plan to the Enova Savings Plan.

WW. “Separation Agreement” means the Separation Agreement, of even date herewith, by and among CAI and Enova.

XX. “Transition Date” means the date immediately following the last day of the applicable Coverage Period.

YY. “Transition Services Agreement” means the transition services agreement of even date herewith, by and between CAI and Enova.

ZZ. “Transitioned Employees” means the Coverage Period Employees who remain employed by any member of the Enova Group on the applicable Transition Date.

ARTICLE II

GENERAL PRINCIPLES

A. Assumption and Retention of Enova Group Liabilities. Except as specified otherwise in this Agreement or as mutually agreed upon by Enova and CAI from time to time, effective as of the IPO Effective Date, Enova shall, or shall cause one or more members of the Enova Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in accordance with their respective terms, (i) all liabilities of, or relating to Enova Employees and Former Enova Employees with respect to, arising out of, or resulting from future, present or former employment with the Enova Group (including, without limitation, liabilities relating to, arising out of, or resulting from the CAI Benefit Plans for such Enova Employees and Former Enova Employees), and (ii) any other liabilities or obligations expressly assigned to any member of the Enova Group under this Agreement.

B. Assumption and Retention of CAI Group Liabilities. Except as specified otherwise in this Agreement or as mutually agreed upon by CAI and Enova from time to time, effective as of the IPO Effective Date, CAI shall, or shall cause one or more members of the CAI Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in accordance with their respective terms, (i) all liabilities of, or relating to, CAI Employees and Former CAI Employees relating to, arising out of, or resulting from future, present or former employment with the CAI Group (including, without limitation, liabilities relating to, arising out of, or resulting from the CAI Benefit Plans for CAI Employees and Former CAI Employees), and (ii) any other liabilities or obligations expressly assigned to any member of the CAI Group under this Agreement.

C. No Obligation to Maintain Plans. Except as specified otherwise in this Agreement, nothing in this Agreement will preclude the CAI Group or the Enova Group at any time from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any of their respective Plans, any benefit under any such Plan or any trust associated with such a Plan, any insurance policy or funding vehicle related to any such Plan, or any employment or other service arrangement with their respective employees or vendors (to the extent permitted by law).

D. Participation by Enova Group in CAI Benefit Plans following the IPO Effective Date. As of and following the IPO Effective Date, Enova Employees will participate in CAI Benefit Plans to the extent and pursuant to the terms specified in this Agreement. Notwithstanding anything in this Agreement to the contrary and unless otherwise prohibited by applicable law or the provisions of any applicable CAI Benefit Plan, the parties acknowledge that Enova may establish one or more Enova Benefit Plans during the Coverage Period, and the Coverage Period Employees (other than Dual Coverage Period Employees) may cease to participate in the corresponding CAI Benefit Plans prior to the expiration of the Coverage Period, subject to the written agreement of the parties but without the requirement to amend this Agreement. In such event, the Coverage Period applicable to such CAI Benefit Plan shall expire on the date the Coverage Period Employees (other than Dual Coverage Period Employees) cease to participate in such CAI Benefit Plan, and it is expressly agreed that under such a circumstance the Coverage Period for such particular CAI Benefit Plan may expire on a different date than the Coverage Period expires for other CAI Benefit Plans or with respect to the Payroll Services. The parties may also agree in writing that CAI will administer any Enova Benefit Plan that is established during the Coverage Period.

E. Executive Change-in-Control Severance Agreements. On or before the IPO Effective Date, Enova will enter into a change-in-control severance agreement with its President, and that certain Executive Change-in-Control Severance Agreement, dated as of October 23, 2008 and amended on December 24, 2008, by and between such individual and CAI will be terminated. Enova intends to enter into change-in-control severance agreements with each of its other executive officers and certain key Enova Employees as selected by Enova.

ARTICLE III

BENEFIT PLAN/PARTICIPATION DURING COVERAGE PERIOD

A. Medical Benefits.

(1) Participation. During the applicable Coverage Period, the Coverage Period Employees (and their dependents, which for purposes of this Agreement includes any beneficiaries receiving coverage as a result of a qualified medical child support order) will participate in the CAI Medical Plan or Plans in which they would be eligible to participate had the IPO not occurred, subject to, and conditioned on, CAI obtaining any necessary approvals of such participation and coverage under such Plan or Plans by (i) the applicable insurance carriers with respect to any portion of a CAI Medical Plan that is commercially insured, or (ii) stop-loss insurance carriers for any Plan or Plans that are self insured. CAI will adopt any necessary amendments to the CAI Medical Plans and will make best efforts to obtain such consents from such carriers. As of the applicable Transition Date, Enova’s participation in the CAI Medical Plan will automatically end, and Enova will begin providing medical coverage under the Enova Medical Plan to (i) all Transitioned Employees (other than Dual Transitioned Employees who retain coverage under the CAI Medical Plan) and their dependents who are covered under the CAI Medical Plan at the end of the applicable Coverage Period with respect to all claims incurred after the end of such Coverage Period, and (ii) all Enova Employees, Former Enova Employees, (other than Dual Transitioned Employees who choose to retain coverage under the CAI Medical Plan) and their dependents with respect to all claims incurred before and during the applicable Coverage Period but not paid as of the end of such Coverage Period. For purposes of this Agreement, a group health plan claim will be considered incurred when services are rendered or supplies or medications are provided, and not when the condition arose. (See Section B below regarding health plan coverage of COBRA qualified beneficiaries.)

(2) Operation, Administration and Costs. During the applicable Coverage Period, CAI will be responsible for operating and administering the CAI Medical Plans for Coverage Period Employees (and their dependents) and will be responsible and liable for all claims incurred by Coverage Period Employees (and their dependents) during the applicable Coverage Period. During the applicable Coverage Period, Enova will be responsible and liable for the payment of all premiums with respect to Coverage Period Employees (other than Dual Transitioned Employees who choose to retain coverage under the CAI Medical Plans) and their dependents; provided, for any self-insured portion of the CAI Medical Plans and for any medical expense reimbursement Plan, this premium amount for each such Coverage Period Employee (and their dependents) will be equal to the Enova Employee Premium Amount applicable to each such Coverage Period Employee.

B. COBRA and HIPAA.

(1) COBRA During Coverage Period. During the applicable Coverage Period, CAI will be responsible and liable for the COBRA administration of the CAI Medical Plan with respect to Coverage Period Employees, Former Enova Employees and their spouses and dependents who are qualified beneficiaries, including providing the appropriate COBRA notices and providing any coverage required under COBRA with respect to such individuals for any qualifying event (as defined in COBRA) occurring before or during the applicable Coverage Period; provided, if any qualifying events occur close to the end of such Coverage Period and the COBRA notice period has not yet ended at the time such Coverage Period ends, the responsibility to provide such notices shall be transferred to Enova, and CAI shall transmit to Enova information sufficient for Enova to issue such notices. Following the end of the applicable Coverage Period, Enova will be responsible for providing (i) appropriate COBRA notices for any qualifying event occurring after the Coverage Period (or just before the end of the Coverage Period, as described above), (ii) making available after the end of such Coverage Period any coverage required under COBRA with respect to the Transitioned Employees (and their qualified beneficiaries) for any qualifying events that occur after the end of such Coverage Period; and (iii) making available after the end of such Coverage Period any coverage required under COBRA with respect to any Coverage Period Employees and any Former Enova Employees (and their dependents) for any qualifying events that occurred before or during such Coverage Period. Notwithstanding the foregoing, CAI will remain responsible and liable for COBRA administration and coverage under the CAI Medical Plans for Dual Transitioned Employees who choose to remain covered under the CAI Medical Plans following the end of the applicable Coverage Period.

(2) HIPAA During Coverage Period. CAI will be responsible for providing a timely certificate of creditable coverage (within the meaning of HIPAA) to each CAI Coverage Period Employee (and covered dependents) for any HIPAA triggering event which occurs during the applicable Coverage Period.

(3) Transition of HIPAA. As of the last day of the applicable Coverage Period, CAI will be responsible for providing a timely certificate of creditable coverage to each Transitioned Employee (and covered dependents) with respect to such person’s termination of coverage under the CAI Medical Plan(s). Enova will be responsible for providing a timely certificate of creditable coverage to each Transitioned Employee (and covered dependents) with respect to such person’s termination of coverage under the Enova Medical Plan(s).

C. Flexible Benefit Plans.

(1) Participation. During the applicable Coverage Period, the Coverage Period Employees will continue to participate in, and will have the same coverages and elections under, the CAI Flexible Benefit Plans as in effect immediately before the IPO Effective Date (which elections will also be deemed to apply under the Enova Flexible Benefit Plans unless new elections are made and permitted).

(2) FSA Plans Operation and Administration. During the applicable Coverage Period, CAI will be responsible for operating and administering the CAI FSAs for the Coverage Period Employees. During the applicable Coverage Period, CAI will hold the Coverage Period Employee contributions withheld under the CAI FSAs (with those contributions commingled with CAI assets), and will process claims submitted by Coverage Period Employees under the CAI FSAs. After the applicable Transition Date, (i) to the extent aggregate claims paid for Coverage Period Employees and Former Enova Employees (other than Dual Coverage Period Employees) as of last day of the applicable Coverage Period exceed the aggregate amount of contributions deferred under the CAI FSAs for such employees, Enova will pay to CAI any such excess; or (ii) to the extent aggregate claims paid for Coverage Period Employees and Former Enova Employees (other than Dual Coverage Period Employees) as of the last day of the applicable Coverage Period are less than the aggregate amount deferred under the CAI FSAs for such employees, CAI will pay to Enova such difference. After the applicable Transition Date, any unused balances in the CAI FSA accounts for the Transitioned Employees (other than Dual Transitioned Employees) will be credited to the Enova FSA accounts for such Transitioned Employees.

(3) Cafeteria Plan Operation and Administration. During the applicable Coverage Period, CAI will be responsible for operating and administering the CAI Cafeteria Plan, which provides for pre-tax payment of employees’ CAI Medical Plan premiums, for the Coverage Period Employees. During the applicable Coverage Period, CAI will hold the Coverage Period Employee contributions withheld under the CAI Cafeteria Plan (with those contributions commingled with CAI assets). CAI will process claims incurred during such Coverage Period and timely submitted by Coverage Period Employees under the CAI Medical Plans.

D. Savings Plans.

(1) Participation. During the applicable Coverage Period, the Coverage Period Employees will participate in the CAI Savings Plan. CAI will adopt any plan amendments and take all other actions necessary to allow the Coverage Period Employees to participate in the CAI Savings Plan during the applicable Coverage Period. Effective as of the applicable Transition Date, the Transitioned Employees (other than Dual Transitioned Employees) will cease active participation in the CAI Savings Plan. CAI or an Affiliate of CAI will take all actions necessary to provide that Coverage Period Employees will receive the matching contributions and other employer contributions that are provided for all other participants in the CAI Savings Plan during the applicable Coverage Period.

(2) Contributions. CAI will be responsible and liable for making contributions to the CAI Savings Plan for services provided prior to the IPO Effective Date (subject to any cost-sharing arrangements in effect for that period). Except as otherwise payable under the terms of this Agreement, Enova will be responsible and liable for paying to CAI, or reimbursing CAI for, all contributions payable under such plan for the Coverage Period Employees for services provided as an employee of any member of the Enova Group during the applicable Coverage Period.

(3) Plan-to-Plan Transfer. On the Savings Plan Transfer Date, CAI will cause the trustee of the CAI Savings Plan to transfer directly to the trustee of the Enova Savings Plan the account balance of each Transitioned Employee under the CAI Savings Plan (other than the portion of the account balance of any Dual Transitioned Employee attributable to contributions made under the CAI Savings Plan for services provided as an employee of any member of the CAI Group). Enova will take all steps necessary to cause the Enova Savings Plan and related trust to accept such transfer. Such transfer will comply with all requirements of the Code and ERISA (including, but not limited to, Code Section 414(l), ERISA Section 101(i), and any governmental notification requirements), and will be carried out under procedures mutually agreeable to CAI and Enova.

E. Deferred Compensation Plans.

(1) Participation. During the applicable Coverage Period, the Coverage Period Employees will participate in the CAI NSP, and any existing deferral elections made by Coverage Period Employees under the CAI NSP will remain in effect in accordance with the terms of the CAI NSP. CAI will amend the CAI NSP and take all other actions necessary to allow the Coverage Period Employees to participate in the CAI NSP during the applicable Coverage Period. Effective as of the applicable Transition Date, the Transitioned Employees (other than Dual Transitioned Employees) will cease active participation in the CAI NSP. CAI or an Affiliate of CAI will take all actions necessary to provide that Coverage Period Employees are entitled to matching contributions and other employer contributions under the same terms that such contributions are provided for all other participants in the CAI NSP during the applicable Coverage Period.

(2) Contributions. CAI will be responsible and liable for making contributions to the CAI NSP with respect to Coverage Period Employees for services provided prior to the IPO Effective Date (subject to any cost-sharing arrangements in effect for that period). Except as otherwise payable under the terms of this Agreement, Enova will be responsible and liable for paying to CAI, or reimbursing CAI for all, contributions payable under such plan for the Coverage Period Employees for services provided as an employee of any member of the Enova Group during the applicable Coverage Period.

(3) Plan-to-Plan Transfer. As soon as administratively feasible after the end of the applicable Coverage Period, CAI will cause the rabbi trustee of the CAI NSP to transfer directly to the rabbi trustee of the Enova NSP the assets reflecting the account balance of each Transitioned Employee under the CAI NSP (other than the portion of the account balance of any Dual Transitioned Employee attributable to contributions made under the CAI NSP for services provided as an employee of any member of the CAI Group). Enova will take all steps necessary to cause the Enova NSP rabbi trust to accept such transfer. Such transfer will be carried out under procedures mutually agreeable to CAI and Enova. To the extent that assets representing a Transitioned Employee’s benefits under the CAI NSP are transferred as provided herein, the liability and responsibility to pay such benefits will be transferred to the Enova NSP, and Enova shall continue to have the liability for such benefits.

(4) Effect of IPO. CAI and Enova acknowledge that the IPO (i) will not result in a “separation from service” or a “change in control” (as such terms are defined under Code Section 409A and the CAI NSP) for purposes of the CAI NSP or (ii) result in the cancellation of any outstanding deferral election made by an Enova Employee under the CAI NSP.

F. Supplemental Executive Retirement Plans.

(1) Contributions. CAI will not be liable to make any contributions on behalf of Coverage Period Employees to the CAI SERP with respect to any plan year ending after the IPO Effective Date under the CAI SERP (except for contributions on behalf of any Dual Coverage Period Employee for services performed as an employee of a member of the CAI Group). Enova will be responsible and liable for making any contributions for such years under the Enova SERP.

(2) Plan-to-Plan Transfer. As soon as administratively feasible after the end of the applicable Coverage Period, CAI will cause the rabbi trustee of the CAI SERP to transfer directly to the rabbi trustee of the Enova SERP the assets reflecting the account balance of each Transitioned Employee under the CAI SERP (other than the portion of the account balance of any Dual Transitioned Employee attributable to contributions made under the CAI SERP for services provided as an employee of any member of the CAI Group). Enova will take all steps necessary to cause the Enova SERP rabbi trust to accept such transfer. Such transfer will be carried out under procedures mutually agreeable to CAI and Enova. To the extent that assets representing a Transitioned Employee’s benefits under the CAI SERP are transferred as provided herein, the liability and responsibility to pay such benefits will be transferred to the Enova SERP, and Enova shall continue to have the liability for such benefits.

(3) Effect of IPO. CAI and Enova acknowledge that the IPO will not result in a “separation from service” or a “change in control” (as such terms are defined under Code Section 409A and the SERP) for purposes of the CAI SERP.

G. Disability Benefits.

(1) Long-Term Disability Benefits. Effective on the IPO Effective date, Enova will no longer participate in the CAI long-term disability (“LTD”) benefit plan (pay continuance and/or health and welfare benefits, as applicable). Enova will enter into a separate LTD plan effective on the IPO Effective Date for Coverage Period Employees. LTD benefits for Coverage Period Employees will be paid based on the date of disability. Any Coverage Period Employee who becomes disabled prior to the IPO Effective Date and becomes eligible for LTD benefits will receive benefits under the CAI LTD plan. Any Coverage Period Employee who becomes disabled on or after the IPO Effective Date and becomes eligible for LTD benefits will be eligible for LTD benefits under the Enova LTD plan. Such LTD benefits shall be payable in accordance with the terms of the applicable CAI and Enova Plans.

(2) Short-Term Disability Benefits. CAI will continue to administer short-term disability (“STD”) benefits (pay continuance and/or health and welfare benefits, as applicable) to Coverage Period Employees and Enova Former Employees during the applicable Coverage Period under the CAI STD plan, as it may be amended from time to time, and any such STD pay continuation benefits will be paid by CAI during such Coverage Period and reimbursed by Enova in accordance with Article V of this Agreement. At the expiration of the applicable Coverage Period, Enova will be obligated to provide STD benefits for any Coverage Period Employee or Enova Former Employee who is eligible to receive STD benefits after the end of such Coverage Period. Such STD benefits shall be payable in accordance with the terms of the applicable Enova Plan.

ARTICLE IV

WORKERS’ COMPENSATION LIABILITIES

A. Coverage Prior to IPO Effective Date. CAI will remain responsible and retain liability for, and will pay if and when due before or after the IPO Effective Date, the expense for all workers’ compensation benefits (including weekly benefits, medical and rehabilitation expenses, and any other expenses or obligations) payable on account of any injuries, illnesses or other conditions of Enova Employees and Former Enova Employees that are incurred before the IPO Effective Date (subject to any cost-sharing arrangements in effect for that period).

B. Coverage for Coverage Period Employees. It is anticipated that, as of the IPO Effective Date, all Coverage Period Employees will be covered under Enova’s workers’ compensation insurance (or comparable program) with respect to any injuries, illnesses or other conditions that are incurred in the course of employment with any member of the Enova Group on or after the IPO Effective Date. In the event that Enova’s workers’ compensation insurance (or comparable program) is not in place as of the IPO Effective Date, Coverage Period Employees will continue to be covered under CAI’s workers’ compensation program until the earlier of (i) the date on which Enova’s workers’ compensation program is established or (ii) the end of the applicable Coverage Period and in such event Enova will reimburse CAI for the costs of, and benefits paid under, CAI’s workers’ compensation program that are allocable to Enova, with such allocation to be determined in a manner consistent with the cost sharing allocation arrangement that existed between CAI and Enova for such programs prior to the IPO Effective Date.

ARTICLE V

PAYROLL SERVICES

A. Payroll Processing. During the applicable Coverage Period, CAI will act as a payroll agent with respect to compensation paid to Coverage Period Employees (and for the severance pay for any Former Enova Employees) for services performed for Enova and its Affiliates. Such amounts will include, without limitation, pay for salary, wages, bonuses, commissions, vacation, holiday, sick leave and other paid leaves of absence, and any severance or separation pay. CAI will fund any payroll to be paid by Enova and its Affiliates to Coverage Period Employees during the applicable Coverage Period.

B. Payroll Withholding and Reimbursement. During the applicable Coverage Period, all Coverage Period Employees’ payroll withholding elections (such as those related to income taxes, charitable contributions, CAI Savings Plan, CAI NSP, group health and welfare plans, etc.) will remain the same, except to the extent a Coverage Period Employee elects (in a manner permitted to employees and plan participants generally) to change any such election. Enova will pay to CAI or reimburse it for the amount paid by CAI with respect to Coverage Period Employees through its payroll system during the applicable Coverage Period (including, but not limited to, payments for compensation, bonuses, FICA taxes (including both employer and employee portions), employment taxes and benefits) to the extent such amounts relate to employment by Enova of the Coverage Period Employees during the applicable Coverage Period.

C. Payroll Transition. During and after the applicable Coverage Period, CAI will make reasonable efforts to assist Enova in the conversion of payroll data for the Coverage Period Employees from the CAI payroll system to the third party payroll administrator selected by Enova to process its payroll effective immediately after the applicable Coverage Period.

D. Employment Tax Deposits and Reporting. CAI or its third party payroll tax services provider will timely remit all employment taxes withheld from the pay of Coverage Period Employees to the applicable U.S. federal, state and local taxing authorities. CAI or its third party payroll tax services provider will be responsible for the preparation and distribution of 2011 Forms W-2 and similar forms required by other US taxing jurisdictions for the Coverage Period Employees (and amendments thereto; for example, Forms W-2c). Any year-end tax adjustments related to calendar year 2011 U.S. payroll will be submitted to and paid by CAI or its third party payroll tax services provider in 2011 or 2012; and Enova shall reimburse CAI or its third party payroll tax services provider for any such payments. CAI will respond to all questions and inquiries from Enova, U.S. federal, state and local agencies, and other persons regarding payroll and employment data and history relating to the Coverage Period Employees for periods ending before the applicable Transition Date. Enova or its third party payroll service provider will be responsible for withholding and timely remitting of foreign employment taxes for Coverage Period Employees and for employment tax reporting to foreign taxing jurisdictions.

E. Reimbursements by Enova. Enova will reimburse CAI for all amounts paid by CAI with respect to Enova Employees under this article.

ARTICLE VI

EQUITY-BASED AND INCENTIVE COMPENSATION

A. Modification of Awards Granted to Enova Employees under CAI Incentive Plans. Outstanding awards granted under any CAI Long-Term Incentive Plan and held by Enova Employees on the IPO Effective Date will be terminated or adjusted to the extent provided in this Article VI. In the event that the IPO Effective Date is on or before December 31, 2011, the CAI Compensation Committee will determine the level of performance measures achieved under the 2011 CAI Short-Term Incentive Plans and approve awards per the terms of the Plan. The CAI Compensation Committee may use its discretion to determine the degree of financial measures the Enova Group would have achieved if the IPO had not occurred. In the event that the IPO Effective Date is after December 31, 2011, Enova Employees will be eligible to participate and receive awards pursuant to the CAI Long-Term Incentive Plans and the CAI Short-Term Incentive Plans during the portion of 2012 that is prior to the IPO Effective Date, subject to the discretion and approval of the CAI Compensation Committee. After the IPO Effective Date, Enova Employees (other than Dual Coverage Period Employees) will cease to be eligible to participate and receive awards pursuant to the CAI Long-Term Incentive Plans and the CAI Short-Term Incentive Plans.

B. Acceleration of Awards. Prior to the IPO Effective Date, CAI in its discretion may choose to accelerate the vesting and payment, in whole or in part, of any long-term incentive compensation awards held by an Enova Employee. To the extent consistent with the terms of an award, CAI may cancel the unvested portion of any award that is not accelerated.

C. Assumption of Awards. To the extent that any long-term incentive or short-term incentive compensation award held by an Enova Employee (other than a Dual Coverage Period Employee) is not cancelled prior to, or as of, the IPO Effective Date, all liabilities and rights under such award will be assumed by Enova as of the IPO Effective Date. Any determination required to be made by the CAI Compensation Committee under such award will, if made on or after the IPO Effective Date, be made by the Enova Compensation Committee.

D. Restricted Stock Units. Each Restricted Stock Unit award granted under a CAI Long-Term Incentive Plan and held by a Coverage Period Employee (other than a Dual Coverage Period Employee) that remains outstanding on the IPO Effective Date will be terminated on the IPO Effective Date and all of the then unvested portions of any awards so terminated on the IPO Effective Date shall be forfeited. It is anticipated that the Enova Compensation Committee will replace the portions of any unvested Restricted Stock Unit awards that are terminated in accordance with this Section with long-term incentive awards issued under an Enova long-term incentive plan, and that such replacement awards would have values, vesting periods and performance measures and targets similar in scope and nature to the portion of the awards that will terminate in accordance with this Section.

E. Performance Unit Awards.

(1) Performance Unit Awards Granted Under the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as Amended. The agreements for the Performance Unit Awards that were granted on February 28, 2011 and are outstanding and held by Enova Employees as of the IPO Effective Date will be amended as follows. In the event that the IPO Effective Date is before January 1, 2012, the portion of such outstanding Performance Unit Awards that are scheduled to vest on January 1, 2012 under the Performance Unit Award agreements will instead vest on the day before the IPO Effective Date and the remaining portion of such Performance Unit Awards will be canceled. The value of the vested portion of such Performance Unit Awards will be determined in accordance with the original Performance Unit Award agreements subject to the approval of the CAI Compensation Committee. In the event the IPO Effective Date is on or after January 1, 2012, the CAI Compensation Committee will use its discretion to determine the treatment of Performance Unit Awards that are scheduled to vest after January 1, 2012.

(2) Unit Awards Granted Under the Cash America International, Inc. 2008 Long Term Incentive Plan for Cash America Net Holdings, LLC. Outstanding Performance Unit awards granted under the Cash America International, Inc. 2008 Long Term Incentive Plan for Cash America Net Holdings, LLC will become fully vested on the IPO Effective Date. The value of such performance units will be determined per the original Performance Units Award agreements, subject to the discretion & approval of the CAI Compensation Committee.

(3) Unit Awards Granted Under the Cash America International, Inc. 2009 Long Term Incentive Plan for Primary Innovations, LLC. Outstanding Performance Unit awards granted under the Cash America International, Inc. 2009 Long Term Incentive Plan for Primary Innovations, LLC. will be cancelled on the IPO Effective Date.

F. Grants Made on or After the IPO Effective Date. All grants of long-term incentive or short-term incentive awards made to Enova Employees on or after the IPO Effective Date will be made under the long-term or short-term incentive plans established by Enova.

ARTICLE VII

ADMINISTRATIVE PROVISIONS

A. Administrative Expenses Not Chargeable to a Trust. Effective as of the IPO Effective Date, to the extent not otherwise agreed to in writing by CAI and Enova, and to the extent not charged to a trust established in connection with a Plan, Enova will be responsible, through either direct payment or reimbursement to CAI in accordance with the Transition Services Agreement, for its allocable share of actual expenses, including third party and/or vendor costs and expenses and additional costs and expenses incurred by CAI (subject to the methodology reasonably agreed upon by CAI and Enova), in the administration of (i) the CAI Benefit Plans while employees of any member of the Enova Group participate in such CAI Benefit Plans, and (ii) the Enova Benefit Plans, to the extent CAI procures, prepares, implements and/or administers such Enova Benefit Plans.

B. Sharing of Participant Information. CAI and Enova will share, or cause to be shared to the extent permitted under applicable law, all participant information that is necessary or appropriate for the efficient and accurate administration of each of the CAI Benefit Plans and the Enova Benefit Plans during the respective periods applicable to such Plans as CAI and Enova may mutually agree. CAI and Enova and their respective authorized agents will, subject to applicable laws of confidentiality and data protection, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of another party or its agents, to the extent necessary or appropriate for such administration. To the extent required by law, CAI and/or Enova will execute separate confidentiality agreements with respect to such information.

C. Beneficiary Designation. To the extent applicable and subject to third party administrators’ capabilities, all beneficiary designations made by Enova Employees under the CAI Benefit Plans will be transferred to and be in full force and effect under the corresponding Enova Benefit Plans, in accordance with the terms of each such applicable Enova Benefit Plan, until such beneficiary designations are replaced or revoked by the Enova Employee who made the beneficiary designation.

D. Deemed Adoption of Plans. To the extent that this Agreement provides for Coverage Period Employees to participate in any CAI Benefit Plan during any applicable Coverage Period, Enova and its participating Affiliates will be deemed to have adopted such CAI Benefit Plan as a participating employer during such Coverage Period, and CAI will be deemed to have approved such adoption.

E. Requests for Regulatory Approvals and Opinions. The parties hereto will make such applications to regulatory agencies as may be necessary or appropriate to implement the provisions of this Agreement. The parties hereto will cooperate fully with one another on any issue relating to the transactions contemplated by this Agreement for which CAI and Enova elect to seek a determination letter, private letter ruling or other approval or opinion from a governmental authority or regulatory agency.

F. Fiduciary Matters. CAI and Enova each acknowledge that actions contemplated to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and that no party will be deemed to be in violation of this Agreement if such party fails to comply with any provisions hereof based upon such party’s good faith determination that to do so would violate such a fiduciary duty or standard.

G. Administrative Services. CAI will provide certain administrative services to the Enova Group during the period between the IPO Effective Date and the final Transition Date in conjunction with both the CAI Benefit Plans and the Enova Benefit Plans in such manner as CAI and Enova may mutually agree. Enova and the other members of the Enova Group will reimburse CAI for any and all direct and indirect costs associated with such services as agreed to by the parties in the Transition Services Agreement.

ARTICLE VIII

EMPLOYMENT-RELATED MATTERS

A. Personnel Records. Subject to applicable laws on confidentiality and data protection, CAI will deliver to Enova prior to or as soon as administratively feasible following the applicable Transition Date (or such other date as CAI and Enova may agree), personnel records of Enova Employees to the extent such records relate to Enova Employees’ active employment by, leave of absence from, or termination of employment with the CAI Group.

B. Confidentiality and Proprietary Information. No provision of this Agreement will be deemed to release any individual for any violation of any CAI non-competition guidelines or any agreement or policy pertaining to confidential or proprietary information of any member of the CAI Group, or otherwise relieve any individual of his or her obligations under such non-competition guideline, agreement or policy.

C. No Third-Party Beneficiaries. No provision of this Agreement will be construed to create any right or accelerate entitlement to any compensation or benefit whatsoever on the part of any CAI Employee, Enova Employee, Former CAI Employee, Former Enova Employee or other former, present or future employee of any member of the CAI Group or the Enova Group under any CAI Benefit Plan or Enova Benefit Plan or otherwise.

D. Employment Litigation. The Enova Group will have the sole responsibility for all employment-related claims that exist, or come into existence, on or after the IPO Effective Date relating to, arising out of, or resulting from any individual’s employment with the Enova Group, except that CAI will be responsible for any such claims relating to, arising out of, or resulting from the CAI Benefit Plans to the extent not assumed or retained by the Enova Group hereunder.

ARTICLE IX

GENERAL PROVISIONS

A. Effect if IPO Does Not Occur. If the IPO is terminated pursuant to the Underwriting Agreement, then all actions and events that are, under this Agreement, to be taken or occur effective as of the IPO Effective Date, or otherwise in connection with the IPO, will not be taken or occur except to the extent specifically agreed otherwise by the parties hereto.

B. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, territorial, local, or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, shall be deemed also to refer to such contract or agreement as amended, restated, or otherwise modified, unless the context requires otherwise. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such party is legally obligated to do so in accordance with this Agreement. The captions, titles, and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section, or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires. This Agreement is for the sole benefit of the parties and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee, director or shareholder of CAI or any employee, director or shareholder of Enova) other than the parties.

C. Relationship of Parties. Nothing in this Agreement will be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, the understanding and agreement being that no provision contained herein, and no act of the parties, will be deemed to create any relationship between the parties other than the relationship set forth herein.

D. Guarantees. CAI will cause to be performed and hereby guarantees the performance of any and all actions of each of the members of the CAI Group to the extent such actions are necessary or appropriate to effectuate the provisions of this Agreement. Enova will cause to be performed and hereby guarantee the performance of any and all actions of each of the members of the Enova Group to the extent such actions are necessary or appropriate to effectuate the provisions of this Agreement.

E. Dispute Resolution. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or otherwise, will be governed by, and be subject to, the provisions of ArticleV of the Separation Agreement.

F. Governing Law. To the extent not preempted by applicable federal or foreign law, including, without limitation, ERISA, the Code and applicable securities laws, this Agreement will be governed by, construed and interpreted in accordance with the laws of the State of Texas, irrespective of the choice of law principles of any other state, as to all matters, including matters of validity, construction, effect, performance and remedies.

G. Assignment. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. There are no third party beneficiaries having rights under or with respect to this Agreement. No party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment will be void; provided, however, that any party may assign this Agreement to a successor entity in conjunction with such party’s reincorporation. Notwithstanding the foregoing, each party (or its successive assignees or transferees hereunder) may, without such consent, assign or transfer this Agreement to a Person that succeeds to all or substantially all of its business or assets of such party as long as such Person agrees to accept all of the terms set forth herein.

H. Survivability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest possible extent.

I. Amendment. This Agreement may only be amended by a written agreement executed by all parties hereto.

J. Conflict. In the event of any conflict between the provisions of this Agreement and the Separation Agreement, the provisions of this Agreement will control. In the event of any conflict between the provisions of this Agreement and any Plan, the provisions of this Agreement will control.

K. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which, when taken together, will constitute one and the same agreement. Any signature affixed to this Agreement by a party hereto may be delivered by such party to the other party via electronic or facsimile transmission and any party’s signature affixed to this Agreement that is delivered to the other party via an electronic or facsimile transmission shall be treated as an original signature to this Agreement and will constitute an original counterpart of this Agreement.

L. Authority. Each party represents to the other party that (a) it has the corporate power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

M. Waiver. A provision of this Agreement may be waived only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy, or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

N. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile or other generally accepted means of electronic transmission, or mail (with postage prepaid), to the following addresses:

(1)	If to Enova to:

Enova International, Inc.

200 W. Jackson Blvd., Suite 2400

Chicago, IL 60606

Fax No.: (866) 326-5265

Attention: General Counsel

(2)	If to Parent, to:

Cash America International, Inc.

1600 W. 7th Street, 9th Floor

Fort Worth, TX 76102

Fax No.: (817) 570-1647

Attention: General Counsel

or to such other addresses or telecopy numbers as may be specified by like notice to the other party.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

CASH AMERICA INTERNATIONAL, INC.

By:

Title:

ENOVA INTERNATIONAL, INC.

By:

Title: